ECOM ECOM.COM, INC.
                               SUBSIDIARIES
                            as of May 31, 2000



                                State of         Name Under Which
Subsidiary Name and Address     Incorporation    Business is Conducted
---------------------------     -------------    ---------------------

US Amateur Sports Company        Florida         US Amateur Sports

USA Performance Products, Inc.   Florida           USA Performance Pro-
                                                 Ducts / USA Paintball
                                                 / 800-Paintball

Star Dot Marketing, Inc.         California      Star Dot Marketing /
                                                 Treasures of Sports